As filed with the Securities and Exchange Commission on September 18, 2013.

Registration No. 333-155166

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C.H. ROBINSON WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1883630
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14701 Charlson Road Eden Prairie, Minnesota	55347
(Address of Principal Executive Offices)	(Zip Code)

C.H. Robinson Worldwide, Inc. 1997 Omnibus Stock Plan (As Amended May 18, 2006)

(Full Title of the Plan)

Ben G. Campbell

Vice President, General Counsel and Secretary

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

(Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (952) 937-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

C.H. ROBINSON WORLDWIDE, INC.

EXPLANATORY NOTE

C.H. Robinson Worldwide, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2008 (File No. 333-155166 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the C.H. Robinson Worldwide, Inc. 1997 Omnibus Stock Plan (as amended May 18, 2006) (the “1997 Plan”). The Prior Registration Statement registered 10,000,000 shares of Common Stock, which brought the total number of shares of Common Stock registered under the 1997 Plan, including shares registered pursuant to Registration Statement File Nos. 333-67718 and 333-41899, to 28,000,000. The shares listed above reflect all stock splits of the Company effective through the date of this filing.

The Company has since adopted a new equity incentive plan, the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), which replaces the 1997 Plan. As of May 9, 2013, the date the Company’s shareholders approved the 2013 Plan (the “Approval Date”), no future awards may be made under the 1997 Plan. According to the terms of the 2013 Plan, the shares of Common Stock that remained available for grant under the 1997 Plan as of the Approval Date are available for issuance under the 2013 Plan. The total number of shares of Common Stock that were available for grant under the 1997 Plan and carried over to the 2013 Plan on the Approval Date was 3,679,431 shares (the “Previous Shares”). In addition, 19,971 additional shares became available for new awards under the 2013 Plan as of July 31, 2013 due to outstanding awards under the 1997 Plan as of the Approval Date expiring, being forfeited or terminated, or settled in cash (the “Forfeited Shares” and together with the Previous Shares, the “Carryover Shares”). The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available to be issued and sold pursuant to the 2013 Plan, including but not limited to the Carryover Shares. The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that become available for new awards under the 2013 Plan due to outstanding awards under the 1997 Plan as of the Approval Date (other than awards involving the Forfeited Shares deregistered herein) expiring, being forfeited or terminated, or settled in cash, and register such shares under a new registration statement.

Item 8. Exhibits.

24.1	Powers of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota on September 18, 2013.

C.H. ROBINSON WORLDWIDE, INC.

By	/s/ Ben G. Campbell
Ben G. Campbell
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below on September 18, 2013 by the following persons in the capacities indicated:

Name	Title
* John P. Wiehoff	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

* Chad M. Lindbloom	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Scott P. Anderson	Director

* Robert Ezrilov	Director

* Wayne M. Fortun	Director

* Mary J. Steele Guilfoile	Director

* Jodee Kozlak	Director

* David W. MacLennan	Director

* ReBecca Koenig Roloff	Director

* Brian P. Short	Director

* James B. Stake	Director

* By: /s/ Ben G. Campbell
Ben G. Campbell
Attorney-in-fact

INDEX TO EXHIBITS

No.	Description	Manner of Filing

24.1	Powers of Attorney.	Filed Electronically